FOR IMMEDIATE RELEASE                                    July 21, 1997

     CONTACTS: Frank X. Hernandez                      Marshall J. Alexander
               Investor Relations                      Vice President and CFO
               (541) 882-3444 x113                     (541) 882-3444 x120



            KLAMATH FIRST BANCORP, INC. SUBSIDIARY COMPLETES PURCHASE
                           OF 25 WELLS FARGO BRANCHES

     KLAMATH FALLS, OREGON -- July 21, 1997 -- Klamath First Bancorp, Inc. (NASDAQ NMS: KFBI) Gerald V. Brown, president and chief executive officer of Klamath First Bancorp, Inc. ("KFBI"), and its subsidiary, Klamath First Federal Savings and Loan Association, ("the association"), announced today that the association has completed its purchase of 25 former First Interstate Bank-Oregon branches from Wells Fargo Bank. The transaction was previously disclosed on March 7, 1997.

     "We are very pleased to be able to bring our brand of traditional home-town banking to these communities located throughout Oregon," Brown stated. "We believe these new customers will be very pleased with our staff and our commitment to become their 'family financial center'," he added.

     The acquired branches are located in the following Oregon towns: Brookings, Burns, Carlton, Condon, Coquille, Enterprise, Fossil, Garibaldi, Gold Beach, Heppner, Hermiston, John Day, Lakeview, Merrill, Monroe, Moro, Nyssa, Oakridge, Pilot Rock, Port Orford, Prairie City, Riddle, Scio, Union and Yamhill.


     Deposits as a result of the acquisition increased from $418.2 million to $659.0 million. Customer accounts grew from 40,000 to 82,000.

     Wells Fargo Branches
     Page 2
                                     (more)


     Product lines in lending have been expanded to include a full range of consumer and small business loans. Deposit product offerings have also increased and now include four new consumer checking accounts, four new business checking accounts, a business sweep account and an indexed money market account. ATM locations owned by the association will increase from seven to a state-wide network of 22 machines. A 24-hour, automated account information system has been installed enabling customers to obtain basic information and conduct routine transactions around-the-clock. With these changes, the association expects to continue its emphasis on customer service through its hands on banking style which Klamath First Federal Savings and Loan Association has exhibited throughout its 62 year history of service to Southern and Central Oregon. This is one area that will not change with our new statewide presence.

     Safe Harbor Clause: Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include those related to the economic environment, particularly in the region where Klamath First Bancorp, Inc. operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, acquisitions and the integration of acquired businesses, credit risk management, change in government regulations affecting financial institutions, and other risks and uncertainties discussed from time to time in Klamath First Bancorp, Inc.'s SEC filings including its 1996 Form 10-K. Klamath First Bancorp, Inc. disclaims any obligation to publicly announce future events or developments which affect the forward-looking statements herein.

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